Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 26, 2024 in the Registration Statement on Form S-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of NusaTrip Incorporated and subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, the related carve-out combined and consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Onestop Assurance PAC
Singapore

December 10, 2024